Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form F-1 of Jianpu Technology Inc. of our report dated August 11, 2017, except for the effects of the reorganization, as it relates to the transfer of the Platform Business by RONG360 Inc. to Jianpu Technology Inc. as described in Note 1 and the recapitalization as described in Note 11, as to which the date is November 3, 2017 relating to the financial statements, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
November 3, 2017